Telegen Corp. Announces Management Changes

October 13, 1998

REDWOOD CITY, Calif.--(BUSINESS WIRE)--Oct. 13, 1998--Telegen Corporation (OTCBB:TLGN) Tuesday announced the resignation of five members of its Board of Directors as well as its top executive. The board appointed two new directors as well as three new executives.

The company's former Chairman, Gilbert F. Decker, and directors Larry Wells, Richard Iverson, Gregory Bell and Frederick T. Lezak, Jr. have resigned as members of the board. Remaining on the board are directors Jessica L. Stevens and Bonnie Crystal.

The resigning officer is Fred Kashkooli. Kashkooli formerly held the posts of President and Chief Executive Officer.

The board appointed Jessica L. Stevens as Chairperson, President and Chief Executive Officer. Bonnie Crystal was appointed Secretary and Executive Vice President. Both Stevens and Crystal are the founders of Telegen.

The board also appointed Eric V. Stafford as Chief Operating Officer, Chief Financial Officer and a director. Also appointed as a director was John P. McMullen.

Stevens co-founded Telegen in 1990 with Crystal and served as its Chairperson, President and CEO from its inception until August 6, 1997. From August 6, 1997 until October 31, 1997, she served as President/Chief Technology Officer. She has remained a director from May 3, 1990 to the present. Prior to founding Telegen, Stevens served as Chairperson and Vice President of Absolute Entertainment, Inc and Imagineering, Inc, both of Glen Rock, NJ.

Crystal co-founded Telegen in 1990 with Stevens and served as its Secretary and Executive Vice President from its inception until October 31, 1997. She has remained a director from May 3, 1990 to the present. Prior to founding Telegen, Crystal was a senior engineer at Toshiba/Diasonics of South San Francisco, CA.

Stafford has served in various financial positions at Montgomery Securities, Lazard Freres and Goldman Sachs and Co. From 1996 to 1998 Stafford served as Vice President in the Convertible and Equity divisions at Montgomery Securities. From 1995 to 1996, Stafford worked in the Distressed Debt division of Lazard Freres, and from 1992 to 1995 he served as an associate in the High Yield division at Goldman Sachs and Co. Stafford received a Bachelor of Arts degree from Georgetown University and a masters degree in business administration from the University of Chicago.

McMullen serves as an outside director. He is currently President and CEO of GLOradio Corporation of Seattle, WA. GLOradio is a leading provider of webcasting on the Internet. Prior to GLOradio, McMullen held management positions at PlanetOut Corporation, RealNetworks, Inc., Aldus Corporation and Adobe Systems.

Further information about the Company may be found on its web site at WWW.Telegen.com.